Exhibit 99.1
Dendreon Reports Fourth Quarter and Year End 2006 Financial Results
SEATTLE, WA, March 14, 2007 — Dendreon Corporation (Nasdaq: DNDN) today reported results for the year and quarter ended December 31, 2006. Revenues for the year ended December 31, 2006 were $273,000 compared to $210,000 for the year ended December 31, 2005. Revenues for the fourth quarter of 2006 were $86,000, compared to $37,000 for the same period in 2005.
The net loss for the year ended December 31, 2006 was $91.6 million, or $1.27 per share, compared to $81.5 million, or $1.36 per share for the year ended December 31, 2005. Net loss in the fourth quarter of 2006 was $21.5 million or $0.28 per share, compared to a net loss of $24.8 million, or $0.40 per share, for the same period in 2005. Dendreon’s total operating expenses for the year ended December 31, 2006 were $97.6 million compared to $86.7 million in 2005. Net cash used in operating activities in 2006 was $81.0 million compared to $69.6 million in 2005.
As of December 31, 2006, Dendreon had approximately $121.3 million in cash, cash equivalents, and short-term and long-term investments compared to $166.4 million as of December 31, 2005. In November 2006, the Company completed a registered direct offering of common stock resulting in gross proceeds of $45 million, or $42.2 million net after offering expenses.
Recent Highlights:
•	Completed rolling submission of Biologics License Application (BLA) to U.S. Food and Drug Administration (FDA)

•	FDA accepted BLA filing and assigned Priority Review status and a Prescription Drug User Fee Act (PDUFA) date for completion of review of the Provenge® (sipuleucel-T) BLA by May 15, 2007

•	PROVENGE will be reviewed by the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee on March 29, 2007

•	Preliminary results from ongoing PROTECT (P-11) clinical trial indicated the drug’s potential to benefit patients with earlier-stage prostate cancer

•	Gregory T. Schiffman, formerly of Affymetrix, Inc., joined Dendreon as Senior Vice President and Chief Financial Officer
“2006 was a year of solid accomplishments for Dendreon as we focused on bringing PROVENGE toward commercialization,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “PROVENGE offers a first-to-market opportunity for our novel oncology platform and may provide physicians with a new option for treating prostate cancer patients to help them live longer and better lives. We are looking forward to our Advisory Committee meeting at the end of this month.”
Conference Call Information
Dendreon plans to schedule a webcast conference call following the Advisory Committee meeting.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has headquarters in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the outcome of the FDA’s review of the Company’s BLA submitted in November 2006 and the efficacy of PROVENGE to treat men suffering from prostate cancer. Factors that may cause such differences include, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, risks associated with completing our ongoing clinical trials for PROVENGE and other product candidates, risks that we may lack the financial resources and access to capital to fund commercialization of PROVENGE and/or further required clinical trials, our dependence on relationships with third parties for components used in PROVENGE and services related to production of PROVENGE, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
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Contact:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500

DENDREON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

Revenue	$86	$37	$273	$210

Operating expenses:

Research and development	17,092	20,568	74,088	65,944

General and administrative	6,907	5,684	23,541	20,729

Total operating expenses	23,999	26,252	97,629	86,673

Loss from operations	(23,913)	(26,215)	(97,356)	(86,463)

Interest income	1,410	1,451	6,050	5,267

Interest expense	1,017	(75)	(336)	(351)

Net loss	$(21,486)	$(24,839)	$(91,642)	$(81,547)

Basic and diluted net loss per share	$(0.28)	$(0.40)	$(1.27)	$(1.36)

Shares used in computation of basic and diluted net loss per share	75,720	61,921	72,366	59,912

	December 31,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$60,964	$81,949
Short-term investments	45,492	52,273
Long-term investments	14,827	32,187
Total assets	163,643	207,553
Total stockholders’ equity	125,717	168,709